Exhibit 5.01

                       [Davis Polk & Wardwell Letterhead]

                                                     April 1, 1999

R. H. Donnelley Corporation
One Manhattanville Road
Purchase, New York 10577

Dear Sirs:

         We are acting as counsel for R. H. Donnelley Corporation (the "Registrant") in connection with its Amendment No. 1 to Registration Statement on Form S-8 (the "Registration Statement") to register under the Securities Act of 1933, as amended, 2,967,348 shares (the "Shares") of Common Stock ($1.00 par value) of the Registrant issuable pursuant to the 1991 Key Employees' Stock Option Plan, as Amended and Restated (the "Plan") of the Registrant. In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purpose of this opinion.

         Upon the basis of the foregoing, we are of the opinion that the Shares deliverable pursuant to the Plan have been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the Registrant of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ DAVIS POLK & WARDWELL
                                                     --------------------------
                                                     DAVIS POLK & WARDWELL